EXPRESS, INC. REPORTS FIRST QUARTER 2019 RESULTS;
INTRODUCES SECOND QUARTER 2019 OUTLOOK

•	First quarter net sales decreased 6% with comparable sales down 7%

•	First quarter diluted loss per share of $0.15 vs. guidance of ($0.27) to ($0.34)

•	Strong balance sheet maintained with $144 million in cash and no debt

•	Repurchased 13.0 million shares for $105 million life to date under existing $150 million share repurchase program

•	Board of Directors appointed Timothy Baxter as new CEO

Columbus, Ohio - May 30, 2019 - Express, Inc. (NYSE: EXPR), a leading fashion apparel retailer, announced its financial results for the first quarter of 2019. These results, which cover the thirteen weeks ended May 4, 2019, are compared to the thirteen weeks ended May 5, 2018.

Matthew Moellering, the Company’s Interim CEO and Interim President and Executive Vice President and Chief Operating Officer, stated: "The first quarter marked solid progress toward our goal of positioning Express for long-term growth. Comparable sales and earnings beat the high end of our guidance."

"While we had a soft start to the year, the health of the business improved throughout the period. As a result, we were able to reduce promotion levels in the back half of the quarter," Mr. Moellering continued. "We are making significant headway on the implementation of several new business initiatives focused on product, brand and product clarity, and customer acquisition and retention. While much remains to be done, we expect to build on this progress throughout the year."

On May 21, the Company announced that its Board of Directors appointed Timothy Baxter Chief Executive Officer, effective June 17, 2019. He will assume day-to-day leadership of the company and will also join Express’ Board of Directors. Mr. Baxter will succeed Mr. Moellering, who has served as Interim President and Interim CEO since January 2019. Mr. Moellering will remain with Express as Executive Vice President and Chief Operating Officer. Mr. Baxter was most recently Chief Executive Officer of Delta Galil Premium Brands, a group of specialty retail apparel brands. Prior to that, he spent 26 years with Macy’s, Inc. and the former May Department Stores in various roles, most recently as Macy’s Chief Merchandising Officer.

"We look forward to Tim joining us in June. The entire leadership team is eager to collaborate with him and accelerate our action plan to return Express to profitable growth," said Mr. Moellering.

First Quarter 2019 Operating Results:

•	Net sales decreased 6% to $451.3 million from $479.4 million in the first quarter of 2018.

•
Comparable retail sales (including e-commerce sales) decreased 9% compared to the first quarter of 2018. In total, retail sales decreased to $328.3 million from $374.5 million in the first quarter of 2018.

•	Comparable outlet sales decreased 2% versus the first quarter of 2018. In total, outlet sales increased to $106.4 million from $90.3 million in the first quarter of 2018.

•
Gross margin fell 280 basis points to 27.1% of net sales compared to 29.9% in last year's first quarter. The decrease was driven by a 100 basis point decrease in merchandise margin and 180 basis point increase in buying and occupancy costs as a percentage of net sales.

•
Selling, general, and administrative (SG&A) expenses were $135.4 million versus $140.6 million in last year's first quarter. As a percentage of net sales, SG&A increased by 70 basis points year-over-year to 30.0%.

•	Loss before income taxes was $10.8 million. This compares to income before income taxes of $2.6 million in the first quarter of 2018.

•
Income tax benefit was $0.9 million at an effective tax rate of 8.4%, compared to income tax expense of $2.1 million at an effective tax rate of 80.1% in last year's first quarter. The Company's effective tax rate for the first quarter of 2019 was impacted by certain discrete items.

•	Net loss was $9.9 million, or $0.15 per diluted share. This compares to net income of $0.5 million, or $0.01 per diluted share, in the first quarter of 2018.

•	Real estate activity for the first quarter of 2019 is presented in Schedule 4.
First Quarter 2019 Balance Sheet Highlights:

•	Cash and cash equivalents totaled $144.2 million versus $184.5 million at the end of the first quarter of 2018.

•	Capital expenditures totaled $4.1 million for the thirteen weeks ended May 4, 2019, compared to $7.9 million for the thirteen weeks ended May 5, 2018.

•	Inventory was $285.6 million compared to $277.5 million at the end of the prior year’s first quarter.
Share Repurchase Program:
On November 28, 2017, the Company's Board of Directors approved a new share repurchase program that authorized the Company to repurchase up to $150 million of the Company’s outstanding common stock using available cash. Under this program, the Company has repurchased 13.0 million shares for $105.3 million, including 0.9 million shares for $4.9 million during the first quarter of 2019 and currently has approximately $44.7 million remaining under its authorization.

Adoption of the New Lease Standard:
During the first quarter of fiscal 2019, the Company adopted the new lease accounting standard (ASC 842) using the optional effective date transition method. Under this method, the Company applied the new standard as of February 3, 2019 with no adjustments to the comparative period presented. The consolidated balance sheet at May 4, 2019 reflects the impact of recording operating lease assets and operating lease liabilities for existing operating leases. At May 4, 2019, the operating lease assets totaled $1.1 billion, and the operating lease liabilities totaled $1.3 billion. The impact of the adoption was immaterial to the condensed consolidated statements of income and cash flows for the thirteen weeks ended May 4, 2019.

Asset-Based Loan Facility:
On May 24, 2019, the Company amended and restated its existing asset-based loan facility. Under the amendment the borrowing capacity under the facility remained at $250 million and extended the term of the facility to May 24, 2024. As of May 29, 2019, there were no borrowings outstanding under the facility. Further details regarding changes to the facility are available on the Form 8-K filed by the Company with the SEC on May 30, 2019.

Second Quarter 2019 Guidance:
The table below compares the Company's projected results for the thirteen-week period ended August 3, 2019 to the actual results for the thirteen weeks ended August 4, 2018.

	Second Quarter 2019 Guidance	Second Quarter 2018 Results
Comparable Sales	(6%) to (8%)	1%
Effective Tax Rate (1)	Approximately 8%	30.5%
Interest Income, Net	$0.6 million	$0.0 million
Net Income (1)	($9) to ($12) million	$2.2 million
Diluted EPS	($0.13) to ($0.17)	$0.03
Weighted Average Diluted Shares Outstanding	67.2 million	74.7 million
(1) The Company's effective tax rate and net income guidance for the second quarter of 2019 excludes the one-time impact of approximately $0.8 million of certain discrete tax items related to Mr. Kornberg's departure.
This guidance does not take into account any additional non-core items that may occur and excludes the impact of future share repurchases.
See Schedule 4 for a discussion of projected real estate activity.
Conference Call Information:
A conference call to discuss first quarter 2019 results is scheduled for May 30, 2019 at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 683-0508 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at investors.express.com and remain available for 90 days. A telephone replay of this call will be available at 12:00 p.m. ET on May 30, 2019 until 11:59 p.m. ET on June 6, 2019 and can be accessed by dialing (800) 585-8367 and entering replay pin number 1384604.
An investor presentation with information regarding the first quarter 2019 results and outlook for 2019 will also be available at: http://www.express.com/investor at approximately 7:00 a.m. ET on May 30, 2019.
About Express, Inc.:
Express is a leading fashion destination and apparel brand for both women and men. Since 1980, Express has provided the latest apparel and accessories for work, casual, jeanswear, and going-out, offering a distinct combination of fashion and quality at an attractive value. The company operates more than 600 retail and factory outlet stores in the United States and Puerto Rico, as well as a best-in-class shopping experience through its website and mobile app. In addition, Express merchandise is available at franchise locations and online in Latin America. For more information, please visit www.express.com.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, diluted earnings per share, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company's strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (4) customer traffic at malls, shopping centers, and at our stores; (5) competition from other retailers; (6) our dependence on a strong brand image; (7) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain or other business disruption; (13) our dependence upon key executive management; (14) our ability to execute our growth strategy, including improving profitability, providing an exceptional brand and customer experience, transforming and leveraging our systems and processes, and cultivating a strong company culture, and achieving our strategic objectives, including delivering compelling merchandise at an attractive value, investing in growing brand awareness and retaining and acquiring new customers to the Express brand, growing e-commerce sales and expanding our omni-channel capabilities, optimizing our store footprint, and managing our overall cost structure; (15) our substantial lease obligations; (16) our reliance on third parties to provide us with certain key services for our business; (17) impairment charges on long-lived assets; (18) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (20) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; and (21) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Media Contact:	Investor Contact:
Alysa Spittle	Allison Malkin
Express	ICR
(614) 474-4745	(203) 682-8225

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,233	$171,670	$184,521
Receivables, net	13,916	17,369	11,248
Inventories	285,641	267,766	277,513
Prepaid rent	6,212	30,047	29,920
Other	29,219	25,176	26,182
Total current assets	479,221	512,028	529,384

RIGHT OF USE ASSET	1,149,360	—	—

PROPERTY AND EQUIPMENT	1,010,648	1,083,347	1,051,508
Less: accumulated depreciation	(723,400)	(719,068)	(657,752)
Property and equipment, net	287,248	364,279	393,756

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,618	197,618	197,618
DEFERRED TAX ASSETS	6,605	5,442	7,358
OTHER ASSETS	6,635	7,260	12,873
Total assets	$2,126,687	$1,086,627	$1,140,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term lease liability	$228,212	$—	$—
Accounts payable	133,598	155,913	125,502
Deferred revenue	36,304	40,466	37,811
Accrued expenses	95,752	78,313	106,586
Total current liabilities	493,866	274,692	269,899

LONG-TERM LEASE LIABILITY	1,042,146	—	—
DEFERRED LEASE CREDITS	3,473	129,505	134,283
OTHER LONG-TERM LIABILITIES	22,329	97,252	102,407
Total liabilities	1,561,814	501,449	506,589

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	564,873	585,178	634,400
Total liabilities and stockholders’ equity	$2,126,687	$1,086,627	$1,140,989

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
NET SALES	$451,271	$479,352
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	328,768	336,190
Gross profit	122,503	143,162
OPERATING EXPENSES:
Selling, general, and administrative expenses	135,367	140,634
Other operating income, net	(1,310)	(247)
Total operating expenses	134,057	140,387

OPERATING (LOSS)/INCOME	(11,554)	2,775

INTEREST (INCOME)/EXPENSE, NET	(712)	174
(LOSS)/INCOME BEFORE INCOME TAXES	(10,842)	2,601
INCOME TAX (BENEFIT)/EXPENSE	(908)	2,084
NET (LOSS)/INCOME	$(9,934)	$517

EARNINGS PER SHARE:
Basic	$(0.15)	$0.01
Diluted	$(0.15)	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	66,845	75,407
Diluted	66,845	76,123

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(9,934)	$517
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization	22,216	21,162
Loss on disposal of property and equipment	350	231
Share-based compensation	2,372	3,814
Deferred taxes	(14)	(12)
Landlord allowance amortization	(813)	(2,973)
Changes in operating assets and liabilities:
Receivables, net	3,453	837
Inventories	(17,875)	(16,785)
Accounts payable, deferred revenue, and accrued expenses	(10,819)	(29,530)
Other assets and liabilities	(5,881)	(2,040)
Net cash used in operating activities	(16,945)	(24,779)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,078)	(7,920)
Net cash used in investing activities	(4,078)	(7,920)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease financing obligations	(27)	(454)
Repayments of financing arrangements	—	(303)
Repurchase of common stock under share repurchase program	(4,889)	(15,638)
Repurchase of common stock for tax withholding obligations	(1,498)	(2,607)
Net cash used in financing activities	(6,414)	(19,002)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(27,437)	(51,701)
CASH AND CASH EQUIVALENTS, Beginning of period	171,670	236,222
CASH AND CASH EQUIVALENTS, End of period	$144,233	$184,521

Schedule 4
Express, Inc.
Real Estate Activity
(Unaudited)

First Quarter 2019 - Actual				May 4, 2019 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(2)	(15)	430
United States - Outlet Stores	—	—	15	199
Total	—	(2)	—	629	5.3 million

Second Quarter 2019 - Projected				August 4, 2019 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	(9)	418
United States - Outlet Stores	1	—	9	209
Total	1	(3)	—	627	5.3 million

Full Year 2019 - Projected				February 1, 2020 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(11)	(27)	409
United States - Outlet Stores	4	—	27	215
Total	4	(11)	—	624	5.3 million